Exhibit 5.1

1000 Main Street, 36th Floor Houston, Texas 77002 Telephone {713} 226-6000 Telecopier {713} 228-1331 porterhedges.com

September 2, 2016

Par Pacific Holdings, Inc.

One Memorial City Plaza

800 Gessner Road, Suite 875

Houston, Texas 77024

Ladies and Gentlemen:

We have acted as special counsel to Par Pacific Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), on a registration statement on Form S-3, as may be amended from time to time (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”), for the offer and sale by the selling stockholders named in the Registration Statement, of up to 6,388,994 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, issuable upon the conversion of the Company’s $115 million aggregate principal amount of 5.00% convertible senior notes due 2021 (the “Notes”). The Notes were issued in a private placement transaction pursuant to Rule 144A of the Securities Act in June 2016. This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Restated Certificate of Incorporation of the Company, as amended to date; (c) the Second Amended and Restated Bylaws of the Company, as amended to date; (d) certain resolutions of the Board of Directors of the Company; (e) the Indenture dated as of June 21, 2016, between the Company and Wilmington Trust, National Association, as Trustee (the “Indenture”) governing the Notes (including the form of Note); and (f) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the General Corporation Law of the State of Delaware, and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

In making our examination, we have assumed and have not verified (i) that all signatures on documents examined by us are genuine, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to the original documents of all documents submitted to us as copies thereof.

Par Pacific Holdings, Inc.

September 2, 2016

Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that the Shares issuable upon conversion of the Notes have been duly authorized and, when issued and delivered upon such conversion in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included as a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

Very truly yours,

/s/ Porter Hedges LLP

PORTER HEDGES LLP